Exhibit 99.1

LUMENIS ANNOUNCES PRELIMINARY FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Yokneam, Israel, February 22, 2005 – Lumenis Ltd. (LUME.PK), a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications, today announced preliminary and unaudited financial results for the fourth quarter and full year ended December 31, 2004.

The results reported herein and in the attached financial statements do not reflect any adjustments relating to the results of the Audit Committee investigation which were previously reported. In addition, quarterly 2004 and full year 2004 and 2003 results have not been reviewed or audited by independent external auditors and, as such, these results, as well as Lumenis’ historical statements, are subject to change to reflect results of any such review or audit. There can be no assurance that any such changes will not be material.

Fourth Quarter and Full Year 2004 Results

Revenues in the fourth quarter were $72.8 million compared with $75.4 million in the same quarter last year. 2004 revenues were $273.0 million compared with $287.2 million in 2003.

Gross profit in the fourth quarter was $33.5 million, or 46.0% of revenues, compared with $26.4 million, or 35.0% of revenues, in the fourth quarter of 2003. Gross profit for the year was $132.6 million, or 48.6% of revenues, an increase of 24% from $106.8 million, or 37.2% of revenues, in 2003.

Operating loss in the fourth quarter of 2004, including a $2.5 million charge related to the agreement with former distributor Eclipse Medical, Ltd., was $3.6 million compared with an operating loss of $21.1 million in the same quarter of 2003. For the year 2004, the Company reported an operating profit of $5.3 million compared with an operating loss of $58.4 million in 2003.

Net loss in the fourth quarter was $6.3 million, or $0.17 per share, compared with a net loss of $28.2 million, or $0.76 per share, in the fourth quarter of 2003. Net loss for the year 2004 narrowed to $11.7 million, or $0.31 per share, from $83.6 million, or $2.25 per share, in 2003.

Net cash flow from operating activities was a positive $9.1 million in the fourth quarter of 2004 compared with a net negative cash flow from operating activities of $1.0 million in the fourth quarter of 2003. For the year 2004, net cash flow from operating activities was a positive $21.8 million compared with a net negative cash flow from operations of $4.3 million in 2003. At December 31, 2004, the Company had $18.1 million of cash and cash equivalents and unused borrowing capacity under its committed lines of credit of an additional $29.9 million. Total bank debt at year-end declined to $189.8 million from $212.4 million at December 31, 2003. Based on the preliminary and unaudited results for the year 2004, the Company is in compliance with its covenants under its bank agreements.

Commenting on the results, Avner Raz, Lumenis’ President and Chief Executive Officer said, “We set ambitious financial goals for 2004 and I am pleased by the progress made on all fronts: significant improvement in margins; a large reduction in operating costs; an impressive $21.8 million in operating cash flow, and a better balance sheet. Operationally, as we saw in the fourth quarter, we still have work ahead of us to drive greater efficiencies into our activities, but I am satisfied with the overall progress seen this past year.

“Owing to our dedicated global sales team and the strong demand for our leading-edge products, we were able to deliver very encouraging fourth quarter revenues. As we enter 2005, we plan to leverage this momentum and to continue to introduce new, innovative products to drive revenue growth and profitability in each of our markets,” he added.

Revenue Breakdown

Fourth quarter and full year 2004 sales by geographic region were as follows ($ in millions):

	Q4/04	Q4/03	2004	2003

Americas	$36.0	$35.0	$128.5	$131.9
Europe	$15.8	$16.6	$62.5	$61.8
Asia and Japan	$21.0	$23.8	$82.0	$93.5

Fourth quarter and full year sales by product line were as follows ($ in millions):

	Q4/04	Q4/03	2004	2003

Aesthetic	$25.0	$24.4	$89.4	$100.4
Surgical	$13.8	$14.0	$51.2	$48.4
Ophthalmic	$15.8	$21.2	$61.5	$77.0
Dental	$2.2	$2.6	$7.5	$9.4
Service/Other	$16.0	$13.2	$63.4	$52.0

The Company had approximately $22 million in backlog at the end of 2004 compared with approximately $19 million at September 30, 2004 and approximately $20 million at December 31, 2003.

As previously reported, a report prepared for the Audit Committee with respect to the Company’s internal investigation had concluded, with respect to certain identified transactions, that the Company’s revenue recognition actions were inappropriate. The aggregate effect of the Company’s accounting for the transactions identified in the report, as set forth in the Company’s press release of May 3, 2004, was to cause revenues in 2001 and 2002 to be overstated, and revenues in 2003 to be understated.

The effect of the foregoing on the results of operations for the three and twelve-month periods ended December 31, 2003 was to cause revenues to be understated by approximately $3.4 million or 4.5% and $5.9 million or 2.1%, respectively. The effect of such understatement of revenues on previously reported earnings (loss), while not included in the report, is estimated, on a preliminary basis and subject to further adjustment, to decrease the net loss as reported in such periods by approximately $2.2 million and $3.8 million, respectively. Such adjustments, as well as any other adjustments which may arise from any further investigative activities or the reviews or audits to be conducted, are not reflected in the attached financial statements. As previously reported, the Audit Committee anticipates that a restatement of previously reported financial results may be appropriate, but intends to defer making a final decision pending completion of the audit by the Company’s independent accountants, BDO Ziv Haft.

Conference Call

Please note that Lumenis management will host a teleconference today at 10:00 (ET) 17:00 Israel time to discuss fourth quarter and full year results.

Please call the following dial-in numbers to participate: US toll-free 1-866-500-4964; International ++972-3-925-5910; Israel 03-925-5910.

The call will be broadcasted live on http://www.lumenis.com. An online replay will also be available approximately one hour after the call. A telephone replay will be available for up to 72 hours after the call. The replay information: US toll-free: 1-866-500-4964; International: ++ 972-3-925-5931; Israel: 03-925-5931.

Investors:

Lauri Hanover	1-866-232-6803 972-4-959-9122

About Lumenis

Lumenis is a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications. The Company offers a wide range of products along with extensive product support systems including training, education and service. Lumenis invests heavily in research and development to maintain and enhance its leading industry position. The Company holds numerous patents worldwide on its technologies. For more information about Lumenis and its products, log onto http://www.lumenis.com

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company’s products, the implementation and outcome of our Turnaround Plan, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company’s international operations and the Company’s ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation (including the Wells Notice recently received in which the staff indicated its intention to recommend that a civil proceeding be brought seeking, among other things, injunctive relief and civil monetary penalties) and several securities class action lawsuits to which the Company is subject and the outcome of the investigation conducted by the Audit Committee; uncertainties relating to the Company’s continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Lumenis Ltd.
Yokneam Industrial Park
P.O.B. 240
Yokneam 20692, Israel
Tel. +972.4.959.9000
Fax. +972.4.959.9050
www.lumenis.com